THE WRIGHT MANAGED EQUITY TRUST
THE WRIGHT MANAGED INCOME TRUST

COMPLIANCE OFFICERS AND SERVICES AGREEMENT

This Compliance Officers and Services Agreement (this "Agreement") is made as of November 9, 2011, by and between The Wright Managed Equity Trust and The Wright Managed Income Trust (each a "Trust" and collectively the "Trusts"), each a Massachusetts business trust with its principal office and place of business at 440 Wheelers Farms Road, Milford, Connecticut 06461, and Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services), a Delaware limited liability company with its principal office and place of business at 3 Canal Plaza, Suite 600, Portland, Maine 04101 ("Atlantic").

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value, in separate series and classes; and

WHEREAS, the Trusts offer shares in various series as listed in Appendix A hereto (each such series listed in Appendix A, together with all other series subsequently established by the Trusts and made subject to this Agreement in accordance with Section 6(a), being herein referred to as a "Fund," and collectively as the "Funds"); and

WHEREAS, Rule 38a-1 (the "Rule 38a-1") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires the Trusts to (1) establish a compliance program that is reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1); and (2) designate an individual to serve as the Chief Compliance Officer of each Trust, with overall responsibility for administrating each Trust's compliance program; and

WHEREAS, each Trust must designate an Anti-Money Laundering Compliance Officer; and

WHEREAS, each Trust desires to retain Atlantic to provide the compliance services described herein under Section 2 (the "Services"), and Atlantic has agreed to render the Services to each Trust by entering into this Agreement on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trusts and Atlantic hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) Each Trust hereby appoints Atlantic, and Atlantic hereby agrees, to provide (i) a Chief Compliance Officer as described in Rule 38a-1, and (ii) an Anti-Money Laundering Compliance Officer to the Trusts with respect to the Funds for the period and on the terms and conditions set forth in this Agreement.

(b) In connection herewith, each Trust has delivered to Atlantic copies of: (i) each Trust's Declaration of Trust and Bylaws (collectively, as amended from time to time, "Organizational Documents"); (ii) each Trust's current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act; (iii) each Trust's current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Disclosure Documents"); (iv) each plan of distribution or similar document adopted by each Trust with respect to the Funds under Rule 12b-1 promulgated under the 1940 Act and each current shareholder service plan or similar document adopted by each Trust with respect to the Funds; (v) copies of each Fund's current annual and semi-annual reports to shareholders; and (vi) all policies, programs and procedures adopted by each Trust with respect to the Funds (e.g., repurchase agreement procedures), and shall promptly furnish Atlantic with all amendments of or supplements to the foregoing. Each Trust shall deliver to Atlantic a certified copy of the resolutions of the Boards of Trustees of the Trusts (each a "Board") appointing Atlantic hereunder and authorizing the execution and delivery of this Agreement.

SECTION 2. DUTIES OF ATLANTIC

(a) Atlantic shall designate, subject to the approval of the applicable Trust's Board, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust, a qualified person who is an employee of Atlantic or a subsidiary of Atlantic to serve as Chief Compliance Officer of each Trust within the meaning of Rule 38a-1 (such individual the "CCO"). The CCO shall be a person who is competent and knowledgeable regarding the federal securities laws. Atlantic's responsibility for the activities of the CCO are limited to the extent that the applicable Trust's Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1. The CCO shall render to the Trusts such advice and services as are required to be performed by a CCO under, or reasonably necessary for the Trusts to comply with, Rule 38a-1, including those set forth below under this Section 2, as may be modified from time to time by written agreement of the parties hereto. The Trusts acknowledge that other employees of Atlantic and its subsidiaries will assist the CCO in the performance of his/her duties hereunder.

(b) With respect to each Trust, and except to the extent that any of the following shall be carried out by a Chief Compliance Officer for any Fund who reports directly to the Trust's Board, the CCO shall:

(i) Report directly to the Trust's Board;

(ii) With the assistance of the Trusts, review and revise, where and if necessary, the written compliance policies and procedures (the "Compliance Program") of the Trusts, which shall address compliance with, and be reasonably designed to prevent violation of, the Federal Securities Laws (as defined in Rule 38a-1) by the Trusts and provide for oversight of compliance by the Trust's investment advisers, administrators (as that term is defined in Rule 0-1 promulgated under the 1940 Act), principal underwriters and transfer agent that relate to the Trust (collectively, "Service Providers");

(iii) Implement, administer and enforce the Trusts' Compliance Program;

(iv) Oversee, on behalf of the Trusts, adherence to the written compliance policies and procedures of the Service Providers and monitor the Service Providers' compliance with their own written compliance policies and procedures, Federal Securities Laws and the Trusts' Agreement and Declaration of Trust, as amended and by-laws, as amended and any applicable regulatory relief (e.g., exemptive orders);

(v) Conduct periodic reviews of the Trust's compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(vi) Review no less frequently than annually, the adequacy of the policies and procedures of the Trust and the Service Providers and the effectiveness of their respective implementation;

(vii) Apprise each Trust's Board of significant compliance events at the Trust or the Service Providers;

(viii) Design testing methods for each Trust's compliance program policies and procedures;

(ix) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;

(x) Conduct periodic site visits to Service Providers as necessary;

(xi) Provide training and deliver updates to each Trust or the Service Providers, as necessary;

(xii) Establish a quarterly reporting process to each Trust's Board, including both written and oral reports on the administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Trusts and the Service Providers and such other matters as the Trusts or the Board may reasonably request or the CCO may reasonably believe should be brought to the applicable Trust's or Board's attention.

(xiii) attend regularly scheduled Board meetings as well as special meetings on an as-needed basis;

(xiv) Prepare a written annual report for each Trust's Board that, at a minimum, addresses (A) the operation of the Trust's and its Service Providers' policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(v) and (vi) above; and (D) any "material compliance matters" (as defined in Rule 38a-1) since the date of the last report; and

(xx) No less than annually, meet separately with each Trust's independent Trustees.

(c) With respect to each Trust, Atlantic shall

(i) Provide compliance support for intermediary agreements that pertain to the Trust, such as shareholder service and similar service agreements, other than those agreements for which Foreside Fund Services, LLC ("FFS") is required to provide the services pursuant to the Distribution Agreement between the Trust and FFS as in effect as of the date hereof ("Distribution Agreement");

(ii) Review and approve communications with the public including quarterly financial statements not otherwise required to be reviewed by FFS pursuant to the Distribution Agreement, for the Trust's compliance with applicable law;

(iii) Subject to the approval of the Trust's Board, make available a qualified person to act as the Trust's Anti-Money Laundering Compliance Officer who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to mutual funds; and

(iv) Assist the Trust with compliance matters as requested.

(d) Atlantic will periodically review and report to the Trust's Board on the market-competitiveness of (i) the level of fees and any other expenses charged to the Trusts by their service providers, excluding the investment advisers and sub-advisers to the Funds, and (ii) the quality of the services provided by the Trusts' service providers other than the investment advisers and sub-advisers to the Funds.

(e) Atlantic shall provide such other services and assistance relating to the affairs of the Trusts as the Trusts may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(f) Atlantic shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder, as well as under the USA PATRIOT Act. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to each Trust that are in the possession of Atlantic shall be the property of that Trust. The Trusts, or the Trusts' authorized representatives, shall have access to such books and records at all times during Atlantic's normal business hours. Upon the reasonable request of a Trust, copies of any such books and records shall be provided promptly by Atlantic to such Trust or such Trust's authorized representatives at the Trust's expense.

(g) The CCO shall meet with, and reply to inquiries from, the U.S. Securities and Exchange Commission ("SEC"), Financial Industry Regulatory Association, Inc. ("FINRA") and other legal and regulatory authorities as necessary or as reasonably requested by the Trusts or the Boards.

(h) Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause either Trust to act in contravention of the Trusts' Prospectus or any provision of the 1940 Act. Except with respect to Atlantic's duties as set forth in this Section 2 and except as otherwise specifically provided herein, each Trust assumes all responsibility for ensuring that such Trust complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(i) In order for Atlantic to perform the services required by this Section 2, each Trust (i) shall take reasonable steps to encourage all Service Providers to furnish any and all information to Atlantic as reasonably requested by Atlantic, and assist Atlantic as may be required and (ii) shall take reasonable steps to obtain the result that Atlantic has access to all records and documents maintained by the Trust or any service provider to the Trust.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) Atlantic shall use its reasonable best judgment and efforts in rendering the services described in this Agreement. Atlantic shall not be liable to the Trusts or any of the Trusts' shareholders for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of Atlantic's duties or obligations under this Agreement. Further, Atlantic shall not liable to the Trusts or any of the Trusts' shareholders for any action taken or failure to act in good faith reliance upon:

(i) the advice of Trust counsel;

(ii) any instruction (oral, written or electronic) transmitted by a person or persons authorized by a Trust or the Trust's Board to give such instruction;

(iii) any certified copy of any resolution of a Trust's Board; or

(iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document signed or presented by a Trust or other proper party or parties;

and Atlantic shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Atlantic reasonably believes in good faith to be genuine.

(b) Each Trust agrees to indemnify and hold harmless Atlantic, its subsidiaries and any person who controls Atlantic within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act, and their respective employees, agents, directors, officers and managers ("Atlantic Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses arising out of or related to Atlantic's actions taken or failures to act with respect to the relevant Trust in connection with the performance of any duties or obligations under this Agreement (an "Atlantic Claim"); provided, however, that nothing contained herein shall entitle an Atlantic Indemnitee to indemnification with respect to any Atlantic Claim arising from Atlantic's own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, Atlantic's bad faith, reckless disregard, negligence or willful malfeasance shall not include any action taken or not taken by Atlantic consistent with the last sentence of Section 3(a). Further, a Trust shall not be required to indemnify any Atlantic Indemnitee if, prior to confessing any Atlantic Claim against the Atlantic Indemnitee, Atlantic or the Atlantic Indemnitee does not give the relevant Trust written notice of and reasonable opportunity to defend against the Atlantic Claim in its own name or in the name of the Atlantic Indemnitee.

(c) Atlantic agrees to indemnify and hold harmless the Trusts and their respective employees, agents, directors, trustees, officers, managers and affiliates ("Trust Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses arising out of any breach by Atlantic of this Agreement (a "Trust Claim"); provided however, that nothing contained herein shall entitle a Trust Indemnitee to indemnification with respect to any claim, including any Trust Claim, arising from bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement by a Trust Indemnitee. Further, Atlantic shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the relevant Trust or the Trust Indemnitee does not give Atlantic written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

(d) Atlantic shall not be liable for the errors of other service providers to the Trusts or their systems.

(e) Each Trust, and not Atlantic, shall be solely responsible for approval of the designation and compensation of the CCO, as well as for removing the CCO from his or her responsibilities related to the Trust in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this Section 3, each Trust shall supervise the activities of the CCO with regard to such activities.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a) Atlantic represents and warrants to the Trusts that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It is duly qualified to carry on its business in the State of Maine;

(iii) It is empowered under applicable laws and by its limited liability company agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v) It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;

(vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii) It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trusts, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trusts;

(viii) It shall compensate the CCO fairly, subject to the Board's right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the applicable Trust's Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by a Trust or a Service Provider;

(ix) It shall report to the Boards promptly if Atlantic learns about CCO malfeasance or in the event the CCO is terminated as a Chief Compliance Officer by another investment company registered under the 1940 Act; and

(x) It shall report to the Boards if at any time the CCO is subject to the "bad boy" disqualifications as set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b) Each Trust represents and warrants to Atlantic that:

(i) It is a trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business and is in good standing under the laws of the State of Connecticut;

(ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) All requisite trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) It is an open-end management investment company registered under the 1940 Act;

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) A registration statement under the Securities Act and the Exchange Act is currently effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect the Trust;

(vii) The CCO shall be covered by the Trust's Directors & Officers/Errors & Omissions Policy (the "Policy"), and the Trust shall use reasonable efforts to ensure that the CCO's coverage is (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as the Trust's CCO on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers (but for a period of no less than six years). The Trust shall provide Atlantic with proof of current coverage, including a copy of the Policy, and shall notify Atlantic immediately should the Policy be cancelled or terminated; and

(viii) The CCO and the Anti-Money Laundering Compliance Officer are named officers in the Trust's by-laws and subject to the provisions of the Trust's Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a) Except as otherwise provided in this Agreement, Atlantic will bear all expenses in connection with the performance of the services set forth under this Agreement, including expenses related to office space, office equipment, utilities, staff and other personnel and computer hardware and software (including support services). In consideration of the services provided by Atlantic pursuant Section 2 of this Agreement, the Trusts shall pay Atlantic the fees set forth in Appendix A hereto.

All fees payable hereunder shall be accrued daily by the Trusts. The fees payable for the services set forth under Section 2 above shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. Any out-of-pocket charges incurred by Atlantic as set forth in Appendix A shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trusts shall pay to Atlantic such compensation, as shall be payable prior to the effective date of termination.

(b) Atlantic may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Trust counsel. The costs of any such advice or opinion shall be borne by the Trusts.

(c) Atlantic shall not be responsible for and will not assume the obligation for payment of the expenses of the Trusts.

(d) The CCO and Anti-Money Laundering Compliance Officer ("Trust Officers") shall not receive and shall not make any claim under this Agreement or otherwise against the Trusts for compensation, workers' compensation, unemployment insurance compensation, or life insurance, social security benefits, disability insurance benefits or any other benefits. Atlantic is solely responsible for any such compensation or benefits to be paid to the Trust Officers and shall make any and all such tax payments as may be required by applicable law and shall indemnify and hold harmless the Trusts from any liability that the Trusts may incur as a consequence of Atlantic's failure to make any such tax payment.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective on the date indicated above or such time Atlantic commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the subject matter of this Agreement with respect to the Trusts. Any amendment or supplementation of this Agreement, including, without limitation, any changes to the listing of Funds set forth in Appendix A, shall be effective only if in writing signed by each of the parties hereto.

(b) This Agreement shall continue in effect until terminated.

(c) This Agreement may be terminated at any time with respect to one or more Trusts, without the payment of any penalty (i) by the Trust's Board on sixty (60) days' written notice to Atlantic or (ii) by Atlantic on sixty (60) days' written notice to the Trusts.

(d) The provisions of this Agreement related to services described in Sections 2(a), (b), (c) or (d) may be terminated with respect to one or more Trusts at any time by the Trust's Board, effective upon written notice to Atlantic, without the payment of any penalty; the remaining portions of this Agreement shall be considered severable and not affected. In the event of termination of Sections 2(a), (b), (c) or (d), the parties will mutually agree upon the fees payable to Atlantic.

(e) The provisions of Sections 3, 6(d), 6(e), 7, 8, 10, 11, and 12 shall survive any termination of this Agreement.

(f) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Atlantic or the Trusts except by the specific written consent of the other parties. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of Confidential Information, including, without limitation, Regulation S-P (if applicable). Atlantic agrees to treat all records and other information related to the Trusts as proprietary information of the relevant Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Atlantic may release such other information (i) as approved in writing by a Trust, which approval shall not be unreasonably withheld, delayed or conditioned and may not be withheld where Atlantic is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Atlantic shall seek the approval of the relevant Trust as promptly as possible so as to enable such Trust to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the applicable Trust.

SECTION 8. FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Atlantic's obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 9. ACTIVITIES OF ATLANTIC

(a) Except to the extent necessary to perform Atlantic's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic's right, or the right of any of Atlantic's managers, officers or employees who also may be a director, officer or employee of a Trust, or who are otherwise affiliated persons of the Trusts, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b) Upon prior written notice to the Trusts, Atlantic may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Atlantic, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Atlantic of its responsibilities hereunder. Atlantic may pay those persons for their services, but no such payment will increase Atlantic's compensation or reimbursement of expenses from the Trusts.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Atlantic shall cooperate with the Trusts' independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of each Trust and the shareholders of each Trust shall not be liable for any obligations of such Trust under this Agreement, and Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the relevant Trust.

SECTION 12. MISCELLANEOUS

(a) No party to this Agreement shall be liable to the other parties for consequential, special or indirect damages under any provision of this Agreement.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Atlantic and the Trusts and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(e) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g) Nothing contained in this Agreement is intended to or shall require Atlantic, in any capacity hereunder, to perform any functions or duties on any day other than a Trust business day. Functions or duties normally scheduled to be performed on any day which is not a Trust business day shall be performed on, and as of, the next Trust business day, unless otherwise required by law.

(h) No affiliated person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic's obligations under this Agreement. Except as specifically set forth in Section 3, no person or entity is a third party beneficiary of this Agreement.

(i) The term "affiliate" and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE WRIGHT MANAGED EQUITY TRUST

By:	/s/ Peter M. Donovan
Name:	Peter M. Donovan
Title:	President

THE WRIGHT MANAGED INCOME TRUST

By:	/s/ Peter M. Donovan
Name:	Peter M. Donovan
Title:	President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Stacey E. Hong
Name:	Stacey E. Hong
Title:	President

THE WRIGHT MANAGED EQUITY TRUST
THE WRIGHT MANAGED INCOME TRUST
COMPLIANCE SERVICES AGREEMENT

Appendix A
As of November 9, 2011

a. Funds:

The Wright Managed Equity Trust

Wright Selected Blue Chip Equities Fund

Wright Major Blue Chip Equities Fund

Wright International Blue Chip Equities Fund

The Wright Managed Income Trust

Wright Current Income Fund

Wright Total Return Bond Fund

b. Fees:

For services described in Section 2, the Fees are as follows:

Rates: (Annual)	Fee Per Unit
Per Adviser Fee (including one Fund)	$10,000.00
Per Fund Fee (for each additional Fund)	$5,000.00

c. Out-of-Pocket and Related Expenses

Each Trust, on behalf of the applicable Fund, shall reimburse Atlantic for the following out-of-pocket and ancillary expenses:

(i) communications

(ii) postage and delivery services

(iii) record storage and retention (imaging, microfilm and shareholder record storage)

(iv) reproduction

(v) reasonable travel expenses for the CCO incurred in connection with the CCO's oversight of the compliance programs of the Service Providers

(vi) reasonable travel expenses incurred in connection with travel requested by the Board

(vii) other expenses incurred in connection with providing the services described in this Agreement if approved by the administrator of the Trust